Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, January 16, 2015

Codorus Valley Completes Acquisition of Madison Bancorp
And Declares Quarterly Cash Dividend

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY), holding company of PeoplesBank, a Codorus Valley Company (PeoplesBank), announced today the completion of its acquisition of Madison Bancorp, Inc., and the merger of Madison Square Federal Savings Bank with and into PeoplesBank. As a result of the transaction, Codorus Valley now has approximately $1.4 billion in assets, and PeoplesBank has approximately $1.1 billion in deposits and $1.0 billion in loans, operating twenty-six financial centers in Pennsylvania and Maryland.

“We are very excited to welcome the clients of Madison Square Federal Savings Bank into the PeoplesBank family, along with the fine staff those clients have come to know over the years in Madison’s retail financial centers.  We look forward to continuing to meet their financial needs at any of PeoplesBank’s seven locations in Central Maryland,” said Larry J. Miller, Codorus Valley’s and PeoplesBank’s President and Chief Executive Officer.

The transaction serves to strengthen Codorus Valley’s presence in the demographically attractive Harford and Baltimore counties in Maryland and will provide PeoplesBank with four new financial center locations.

In connection with the transaction, each Madison shareholder will receive $22.90 in cash, without interest, for each share of Madison common stock held at the effective time of the merger, for a total purchase price of approximately $14.4 million.

Codorus Valley was advised in this transaction by the investment banking firm of Boenning & Scattergood, Inc. and the law firm of Rhoads & Sinon LLP. Madison was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and the law firm of Kilpatrick Townsend & Stockton LLP.

Additionally, on January 13, 2015, the Board of Directors of Codorus Valley declared a regular quarterly cash dividend of $0.125 per common share, payable on February 10, 2015, to shareholders of record at the close of business on January 27, 2015.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-six financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Contact:

Codorus Valley Bancorp, Inc.

Larry J. Miller, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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